Exhibit 16.1

May 7, 2010

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Gately & Associates, LLC was previously principal accountant for Ace Consulting Management, Inc. (the "Company") and reported on the financial statements of the Company for the years ended December 31, 2009 and 2008.  Effective May 6, we were dismissed by the Company as principal accountants.  We have read the Company's statements included under Item 4.01 of its Form 8-K dated May 7, 2010, and we agree with such statements contained therein.

Sincerely,